Exhibit 3.1

Execution Version

CERTIFICATE OF CORPORATE DOMESTICATION OF

Altimar Acquisition Corp. II

(Pursuant to Section 388

of the General Corporation Law of the State of Delaware)

Altimar Acquisition Corp. II, presently incorporated as a Cayman Islands exempted company (the “Corporation”), DOES HEREBY CERTIFY:

1. The Corporation was first formed, incorporated, created or otherwise came into being on December 7, 2020, under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication was “Altimar Acquisition Corp. II”.

3. The name of the Corporation as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Fathom Digital Manufacturing Corporation”.

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5. The domestication has been approved in the manner provided for by the Amended and Restated Memorandum and Articles of Association, said Amended and Restated Memorandum and Articles of Association being the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable law of the Cayman Islands, as appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, Altimar Acquisition Corp. II has caused this Certificate to be executed by the undersigned authorized officer as of this 23rd day of December 2021.

ALTIMAR ACQUISITION CORP. II

By:	/s/ Tom Wasserman
Name: Tom Wasserman
Title: Chief Executive Officer

Signature Page Certificate of Domestication